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                            AMENDMENT TO THE AMENDED
                                  AND RESTATED
                             ALAMOSA HOLDINGS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


     Paragraphs (b) and (c) of Section 6 of the Amended and Restated Alamosa Holdings, Inc. Employee Stock Purchase Plan are hereby deleted and replaced in their entirety as follows:

          "b. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3b hereof, a Participant's payroll deductions may be decreased to 0% at any time during a Purchase Period. Payroll deductions shall automatically recommence at the rate provided in such Participant's subscription agreement (prior to the reduction) at the start of the first Purchase Period commencing in the following calendar year.

          c. A Participant may withdraw from the Plan as provided in Section 9, which will terminate his or her payroll deductions for the Purchase Period in which such withdrawal occurs. A Participant may increase or decrease the rate (0-10%) of his or her payroll deductions during an Offering Period by completing and filing with the Employer a new subscription agreement authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of rate changes by a Participant during an Offering Period. A change in rate shall be effective as of the next payroll period following the date of filing of the new subscription agreement. If a Participant's payroll deduction rate at the end of the Offering Period is 0%, such Participant shall be required to increase the payroll deduction rate to participate in any subsequent Offering Period."


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